Contact:  Jillian Bartley at LANB, 505 954-5425, jillianb@lanb.com

August 27, 2014
FOR IMMEDIATE RELEASE:

Steve W. Wells to Retire

On August 21, 2014, Steve W. Wells notified the Chief Executive Officer and Chairman of the Board of Directors of Los Alamos National Bank ("LANB") and Trinity Capital Corporation ("Trinity") of his intent to retire as President and Chief Administrative Officer of LANB and Secretary of Trinity effective December 31, 2014.  Mr. Wells serves as President and Chief Administrative Officer for LANB and as Secretary of Trinity, as well as a director on the boards of both Trinity and LANB.   Steve has been employed with LANB since 1985.  He served as Executive Vice President from 1985 to 1994, when he was named President.

 "My time with Steve has been very beneficial. We share a common passion for our customers, shareholders, employees and the community," states John S. Gulas, CEO and President of Trinity and CEO of LANB.  "Steve has been a great asset to me and LANB.  I look forward to working with him over the next four months as we strategically plan for the bank's future."

Regarding his retirement, Mr. Wells states, "I feel fortunate to have worked with so many amazing, dedicated and wonderful people during my 30 years at LANB. We have accomplished great things, helped build one of the most successful community banks in New Mexico, and, together, earned the prestigious, Malcom Baldrige National Quality Award – the only bank in the nation recognized among the likes of Motorola and Ritz-Carlton. I look forward to being just another satisfied customer and living in a community made better because of the way LANB does business."

Jerry Kindsfather, Chairman of the Board of LANB  and Trinity states, "I have known and worked with Steve for nearly 30 years. His dedication to LANB and his commitment to the communities he serves is evident in the success of the bank and the economic growth in these communities. I wish Steve and his wife, Sheri, all the happiness that retirement will bring. "

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Los Alamos National Bank (LANB) is the largest locally-owned bank and one of the largest banks in New Mexico, with current assets of more than $1.5 billion. Through the responsive work of 360 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in northern New Mexico and the Albuquerque metro area. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past eight years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation, headquartered in Los Alamos, N.M. For more information, visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).
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